As filed with the Securities and Exchange Commission on February 27, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

W. R. GRACE & CO.
(Exact name of Registrant as specified in its charter)

Delaware	65-0773649
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

7500 Grace Drive
Columbia, Maryland 21044
(Address of Principal Executive Offices, including Zip Code)

W. R. Grace & Co. 2014 Stock Incentive Plan
(Full title of the plan)

Mark A. Shelnitz
W. R. Grace & Co.
7500 Grace Drive
Columbia, Maryland 21044
(410) 531-4000
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.01 par value per share(3)	6,000,000 shares	$98.32	$589,920,000	$75,981.70

(1)
Represents the maximum number of shares issuable under the Plan and also covers an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plan as a result of any future stock split, stock dividend or similar adjustment pursuant to Rule 416(a) under the Securities Act.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The proposed maximum offering price per share is based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange, Inc. on February 20, 2014.

(3)
Includes, as to each share of Common Stock, a right, not currently exercisable or separately tradable, to purchase additional securities pursuant to the Registrant’s Amended and Restated Rights Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the Securities Act of 1933, as amended ("Securities Act") and the regulations thereunder, the document or documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission ("SEC") as part of this Form S-8 Registration Statement and, therefore, are not set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

The following documents filed with the SEC by W. R. Grace & Co. (the "Registrant") are hereby incorporated by reference:

1.	The Registrant's Annual Report on Form 10-K for the latest fiscal year for which such a report has been filed.

2.
All other reports filed by the Registrant with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") since the end of the latest fiscal year for which an Annual Report on Form 10-K has been filed.

3.
The description of the Registrant's Common Stock included under the caption "Description of New Grace Capital Stock" in the Registrant's Information Statement, dated February 13, 1998, included in a Registration Statement on Form 10 (SEC File No.: 001-13953) filed March 13, 1998 as amended by Amendment No. 1 to Form 10 filed March 25, 2008.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not Applicable.

Item 5.    Interests of Named Experts and Counsel

The validity of the Common Stock offered hereby has been opined upon by Mark A. Shelnitz, Esq. Mr. Shelnitz is Vice President, General Counsel and Secretary of the Registrant, owns shares of the Registrant's Common Stock, and holds options to purchase shares of the Registrant's Common Stock under one or more of the Registrant's stock incentive plans. As an executive officer of the Registrant, Mr. Shelnitz is eligible to be granted securities pursuant to the W. R. Grace & Co. 2014 Stock Incentive Plan.

Item 6.    Indemnification of Directors and Officers.

Certificate of Incorporation; By-Laws; State Law.

Under its Certificate of Incorporation and By-laws, the Registrant shall indemnify and hold harmless its directors and officers to the fullest extent authorized by the Delaware General Corporation Law (the “GCL”). The rights of indemnification set forth in the Certificate of Incorporation and By-laws are contract rights and shall include the obligation of the Registrant to pay the expenses incurred in defending any such proceeding in advance of its final disposition. The Certificate of Incorporation and By-laws provide that the Registrant will indemnify its directors and officers against all expense, liability and loss (including attorneys' fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection with various types of legal actions or proceedings. Determinations, if required by applicable law, with respect to the claimant's entitlement to indemnification shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as defined in the By-laws), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as defined in the By-laws) or (ii) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, or (iii) if a quorum of Disinterested Directors so directs, by the stockholders of the Registrant.

In accordance with the Certificate of Incorporation and By-laws, the Registrant may purchase and maintain insurance on its own behalf and on behalf of any director or officer of the Registrant against any expense, liability or loss asserted against him or her and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify such person against such expenses, liability or loss under the GCL.

Insurance.

The directors and officers of the Registrant are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 7.    Exemption from Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

The following exhibits have been filed with this Registration Statement:

Exhibit Number	Description	Location

4.1	Amended and Restated Certificate of Incorporation of W. R. Grace & Co.	Exhibit 3.1 to Form 8-K (filed 2/07/14) SEC File No.: 001-13953

4.2	Amended and Restated By-laws of W. R. Grace & Co.	Exhibit 3.2 to Form 8-K (filed 2/07/14) SEC File No.: 001-13953

4.3	Amended and Restated Rights Agreement dated as of March 25, 2008 between W. R. Grace & Co. and Mellon Investor Services LLC, as Rights Agent	Exhibit 4.1 to Form 10/A (filed 3/25/08) SEC File No.: 001-13953

4.4	2014 Stock Incentive Plan	Exhibit 10.3 to Form 8-K (filed 2/07/14) SEC File No.: 001-13953

4.5	Form of Stock Option Award	Exhibit 10.2 to Form 8-K (filed 4/13/11) SEC File No.: 001-13953

5.1	Opinion of Mark A. Shelnitz, Esq.	Filed herewith

23.1	Consent of Mark A. Shelnitz, Esq. (included in Exhibit 5.1)	Filed herewith

23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith

24.1	Powers of Attorney	Filed herewith

Item 9.    Undertakings.

(1)    The undersigned Registrant hereby undertakes:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, Maryland.

W. R. GRACE & CO.

	By:	/s/ ALFRED E. FESTA
Alfred E. Festa
Date: February 27, 2014		Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on February 27, 2014.

Signature		Title
H. F. Baldwin*	}
R. C. Cambre*	}
M. A. Fox*	}	Directors
J. K. Henry*	}
J. N. Quinn*	}
C. J. Steffen*	}
M. E. Tomkins*	}

/s/ ALFRED E. FESTA		Chairman, Chief Executive Officer and Director
Alfred E. Festa		(Principal Executive Officer)

/s/ HUDSON LA FORCE III		Senior Vice President and Chief Financial Officer
Hudson La Force III		(Principal Financial Officer)

/s/ WILLIAM C. DOCKMAN		Vice President and Controller
William C. Dockman		(Principal Accounting Officer)

*     By signing his name hereto, Mark A. Shelnitz is signing this Registration Statement on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

By:	/s/ MARK A. SHELNITZ
Mark A. Shelnitz
Attorney-in-Fact

Exhibit Index

Exhibit Number	Description	Location

4.1	Amended and Restated Certificate of Incorporation of W. R. Grace & Co.	Exhibit 3.1 to Form 8-K (filed 2/07/14) SEC File No.: 001-13953

4.2	Amended and Restated By-laws of W. R. Grace & Co.	Exhibit 3.2 to Form 8-K (filed 2/07/14) SEC File No.: 001-13953

4.3	Amended and Restated Rights Agreement dated as of March 25, 2008 between W. R. Grace & Co. and Mellon Investor Services LLC, as Rights Agent	Exhibit 4.1 to Form 10/A (filed 3/25/08) SEC File No.: 001-13953

4.4	2014 Stock Incentive Plan	Exhibit 10.3 to Form 8-K (filed 2/07/14) SEC File No.: 001-13953

4.5	Form of Stock Option Award	Exhibit 10.2 to Form 8-K (filed 4/13/11) SEC File No.: 001-13953

5.1	Opinion of Mark A. Shelnitz, Esq.	Filed herewith

23.1	Consent of Mark A. Shelnitz, Esq. (included in Exhibit 5.1)	Filed herewith

23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith

24.1	Powers of Attorney	Filed herewith